UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2013 (April 16, 2013)

Silver Bay Realty Trust Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 250

Minnetonka, MN 55305

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (952) 358-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Director.

On April 16, 2013, William W. Johnson advised the Board of Directors (the “Board”) of Silver Bay Realty Trust Corp. (the “Company”) of his intent to resign from the Company’s Board and its committees effective as of a future date convenient to the Company, but not later than August 1, 2013. Mr. Johnson’s decision to resign from the Board was due to his acceptance of new employment and was not the result of a disagreement with the Company relating to its operations, policies or practices. Mr. Johnson currently serves as a member of the Board’s Audit and Nominating and Corporate Governance Committees.

Mr. Johnson was nominated to stand for reelection as a director at the Company’s upcoming Annual Meeting of Stockholders to be held on May 22, 2013 and Mr. Johnson will continue to stand for reelection at such annual meeting. The Board continues to recommend stockholders vote “FOR” the reelection of Mr. Johnson.  The vacancy created on the Board resulting from Mr. Johnson’s resignation will be filled at a time the Board believes is appropriate.

This information set forth herein supplements the Company’s Proxy Statement dated April 9, 2013 furnished to holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 22, 2013, or any adjournment or postponement thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ TIMOTHY W. J. O’BRIEN
Timothy W. J. O’Brien
General Counsel and Secretary

Date: April 22, 2013